Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Condensed Combined Financial Information

On January 7, 2019, AppFolio, Inc. ("AppFolio" or the “Company”) completed its acquisition of Dynasty Marketplace, Inc. ("Dynasty") pursuant to the terms of the Agreement and Plan of Merger dated January 7, 2019 ("Merger Agreement"), by and among the Company, Riviera Mar, Inc., a wholly-owned subsidiary of the Company (“Merger Subsidiary”), Dynasty and Fortis Advisors LLC, in its capacity as agent for the stockholders of Dynasty (the “Stockholders”), whereby Merger Subsidiary merged with and into Dynasty, and Dynasty became a wholly-owned subsidiary of the Company (the “Transaction”). Dynasty is in the business of developing artificial intelligence-based software solutions for real estate businesses. At the closing of the Transaction, the Company entered into employment agreements with certain Stockholders.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018, gives effect to the Transaction as if the Transaction occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet as of December 31, 2018, gives effect to the Transaction as if it occurred on December 31, 2018.

The historical consolidated financial data has been adjusted in the unaudited pro forma condensed combined financial data to give effect to events that are (1) directly attributable to the Transaction, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the:

•
separate audited historical financial statements of the Company as of and for the year ended December 31, 2018, and the related notes, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 28, 2019; and

•	separate audited historical financial statements of Dynasty as of and for the year ended December 31, 2018, and the related notes, included in Exhibit 99.1.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Transaction been completed as of the date indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

Pursuant to the acquisition method of accounting, the purchase price, calculated as described in Note 2 to the unaudited pro forma condensed combined financial statements, has been allocated to assets acquired and liabilities assumed based on their respective fair values. The pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial data does not reflect any revenue enhancements or operating synergies that the combined company may achieve as a result of the Transaction or the costs to integrate the operations of the Company and Dynasty or the costs necessary to achieve these revenue enhancements and operating synergies. There were no significant intercompany transactions between the Company and Dynasty as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2018
(in thousands)

	Historical AppFolio	Historical Dynasty	Pro Forma Adjustments (Note 3)	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	74,076	180	(54,231)	(A)	20,025
Investment securities—current	16,631	—	—		16,631
Accounts receivable, net	5,516	102	—		5,618
Prepaid expenses and other current assets	11,775	38	—		11,813
Total current assets	107,998	320	(54,231)		54,087
Investment securities—noncurrent	11,256	—	—		11,256
Property and equipment, net	6,871	26	—		6,897
Capitalized software, net	20,485	321	(321)	(C)	20,485
Goodwill	15,548	—	41,952	(B)	57,500
Intangible assets, net	5,895	94	22,006	(C)	27,995
Other assets	7,688	9	—		7,697
Total assets	175,741	770	9,406		185,917
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	1,481	1	—		1,482
Accrued employee expenses	12,377	4	—		12,381
Accrued expenses	8,281	431	(148)	(D)	8,564
Deferred revenue	3,414	—	—		3,414
Other current liabilities	1,447	—	—		1,447
Long-term debt, net—current portion	1,213	—	—		1,213
Total current liabilities	28,213	436	(148)		28,501
Long-term debt, net	48,602	500	(500)	(M)	48,602
Long-term deferred rent and other liabilities	7,080	—	6,000	(L)(N)	13,080
Total liabilities	83,895	936	5,352		90,183
Stockholders’ equity:
Preferred stock	—	1	(1)	(E)	—
Class A common stock	2	—	—		2
Class B common stock	2	1	(1)	(E)	2
Additional paid-in capital	157,898	3,740	(3,740)	(E)	157,898
Accumulated other comprehensive loss	(178)	—	—		(178)
Treasury stock	(21,562)	—	—		(21,562)
Accumulated deficit	(44,316)	(3,908)	7,796	(D)(F)(N)	(40,428)
Total stockholders’ equity (deficit)	91,846	(166)	4,054		95,734
Total liabilities and stockholders’ equity (deficit)	175,741	770	9,406		185,917

The accompanying notes to the unaudited pro forma condensed combined financial statements are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2018
(in thousands, except per share data)

	Historical AppFolio	Historical Dynasty	Pro Forma Adjustments (Note 3)	Notes	Pro Forma Combined
Revenue	$190,071	$882	$—		$190,953
Costs and operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	73,549	363	—		73,912
Sales and marketing	33,288	207	757	(K)	34,252
Research and product development	24,111	434	2,999	(K)	27,544
General and administrative	24,891	1,092	171	(G) (J) (K)	26,154
Depreciation and amortization	14,576	—	4,269	(G) (C)	18,845
Total costs and operating expenses	170,415	2,096	8,196		180,707
Income (loss) from operations	19,656	(1,214)	(8,196)		10,246
Other expense, net	(56)	(3)	—		(59)
Interest income (expense), net	787	—	(2,230)	(H)	(1,443)
Income (loss) before provision for income taxes	20,387	(1,217)	(10,426)		8,744
Provision for income taxes	420	6	1	(I)	427
Net income (loss)	$19,967	$(1,223)	$(10,427)		$8,317

Net income per common share:
Basic	$0.59	—	$(0.31)		$0.24
Diluted	$0.56	—	$(0.29)		$0.23
Weighted average common shares outstanding:
Basic	34,128	—	34,128		34,128
Diluted	35,562	—	35,562		35,562

The accompanying notes to the unaudited pro forma condensed combined financial statements are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation
The unaudited pro forma condensed combined financial statements are based on the Company's and Dynasty's historical balance sheets and statements of operations to give effect to the Transaction. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 gives effect to the Transaction as if it had occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet as of December 31, 2018 gives effect to the Transaction as if it had occurred on December 31, 2018.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). In accordance with ASC 805, the Company uses its best estimates and assumptions to accurately assign fair value to the tangible assets acquired, identifiable intangible assets and liabilities assumed and the related income tax impacts as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed.

The fair values assigned to Dynasty's tangible and identifiable intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are preliminary and are based on the information that was available as of the date of the acquisition. The preliminary estimated fair values of assets acquired and liabilities assumed and identifiable intangible assets may be subject to change as additional information is received. Thus the provisional measurements of fair value are subject to change. The Company expects to finalize the valuation as soon as practicable, but no later than one year from the date of the Transaction.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and should not be considered indicative of actual results that would have been achieved had the Transaction actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period. They also may not be useful in predicting the future financial position and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies or cost savings that the Company may achieve.

2.	Allocation of Purchase Price to Assets Acquired and Liabilities Assumed
On January 7, 2019, the Company completed the Transaction, thereby acquiring Dynasty, a provider of advanced artificial intelligence (AI) solutions for the real estate market. Dynasty offers advanced conversational AI solutions that automate leasing communications, replace manual tasks and help customers grow their portfolios. Dynasty’s technology is designed to enable operational efficiency in the leasing process including consistent prospect experience, lead conversion, and improved market insights.

The total purchase consideration was $60.2 million, of which $6.0 million (the "Holdback Amount") was retained by the Company to satisfy any such adjustments, including without limitation certain indemnification claims. The balance of the Holdback Amount, less any amount retained (the “Retained Amount”) with respect to any unresolved indemnification claims (each, an “Unresolved Claim”), will be released to the Stockholders within three business days after the one-year anniversary of the Closing Date (the “Holdback Release Date”). If an Unresolved Claim is finally resolved after the Holdback Release Date, then, within three business days after the final resolution of such Unresolved Claim, the balance of the Retained Amount after satisfying such Unresolved Claim, less any amounts associated with all remaining Unresolved Claims, will be released to the Stockholders. The cash consideration paid at closing to the Stockholders of Dynasty was $54.2 million, for which the Company financed the transaction through the proceeds from its debt facility and cash on hand.

The Transaction was accounted for using the acquisition method, and as a result, assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date. The Company is in the process of finalizing the valuation of the assets. The following table summarizes the purchase price allocation (in thousands):

Amount
Total current assets	$305
Goodwill	41,949
Intangible assets, net	22,100
Other noncurrent assets	35
Total current liabilities	(49)
Deferred tax liabilities, net	(4,109)
Purchase consideration	$60,231

Goodwill is mainly attributable to synergies expected from the Transaction and assembled workforce and is non-deductible for U.S. federal income tax purposes.

The Company incurred a total of $291,000 in transaction costs related to the acquisition and expensed all transaction costs incurred during the period in which such service was received.

3.	Adjustments to Unaudited Pro Forma Financial Statements:
The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

A. An adjustment was made to record the cash consideration paid for the Transaction on the acquisition date. Of the cash consideration paid, $50 million was drawn from the Company's new debt facility in December 2018 in anticipation of the close of the Transaction and therefore the borrowing is considered directly attributable to the Transaction.

B. An adjustment was made to record the preliminary estimate of goodwill from the Transaction.

C. An adjustment was made to (i) record identified intangible assets acquired in the Transaction at their estimated acquisition date fair value of $22.1 million, (ii) eliminate Dynasty's historical intangible assets of $94,000 and capitalized software of $321,000, (iii) record amortization expense related to identifiable intangible assets acquired of $4.3 million, and (iv) eliminate Dynasty's historical amortization expense of $75,000. The following table summarizes the estimated fair value of Dynasty's identifiable intangible assets, their estimated useful lives and related amortization expense. The valuation analysis to arrive at the required estimates of the fair values for these assets and useful lives is not yet complete. Changes to the fair values of these assets could have a material impact on the accompanying unaudited pro forma financial statements and will also result in changes to goodwill and deferred tax liabilities. The identified intangible assets are generally amortized on a straight-line basis, which approximates the pattern in which the economic benefits are consumed, over their estimated useful lives (in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Year Ended December 31, 2018 Amortization Expense
Customer relationships	$1,110	5	$222
Technology	7,450	4	1,863
Database	4,710	10	471
Trademark and trade name	1,390	10	139
Non-compete agreement	7,340	5	1,468
Backlog	100	1	100
Total	$22,100		$4,263

D. An adjustment was made to accrue the Company's estimated transaction costs of $221,000, and eliminate Dynasty’s transaction costs which were not assumed with the acquisition of $369,000, as these were paid by the Stockholders of Dynasty with the cash consideration received.

E. An adjustment was made to eliminate Dynasty's common stock, preferred stock, and additional paid in capital.

F. An adjustment was made to eliminate Dynasty's accumulated deficit.

G. Depreciation and amortization of $81,000 was reclassified from general and administrative to depreciation and amortization expense in accordance with the Company’s financial statement presentation.

H. An adjustment was made to record interest expense on long-term debt using an interest rate of 4.2% which is based on the terms of the new debt facility and amortization expense and loan fees of $130,000 related to deferred financing costs incurred related to the Company's debt facility as if the debt used to finance $50 million of the cash consideration was borrowed at January 1, 2018.

I. An adjustment was made to record estimated tax expense related to state taxes in jurisdictions that impose minimum or franchise taxes for the period from January 1, 2018 through December 31, 2018. Due to the Company’s history of net operating losses in the jurisdictions in which it operates, the pro forma tax expense adjustment is comprised primarily of minimum state taxes. Aside from the deferred tax impact of state taxes, the Company’s blended rate is zero.

J. An adjustment was made to eliminate acquisition related transaction costs of $70,000 and $369,000 that were incurred by the Company and Dynasty, respectively, during the year ended December 31, 2018.

K. An adjustment was made to reflect new compensation arrangements executed with key employees in connection with the business combination, resulting in an increase in the annual compensation for these key employees from their previous compensation, which is reflected in the pro forma statement of operations.

L. An adjustment was made to record the Holdback Amount of $6.0 million.

M. An adjustment was made as the existing debt of $500,000 of Dynasty was converted into Dynasty equity prior to the Transaction and were paid out with the remaining Stockholders.

N. The net deferred tax liabilities assumed of $4.1 million are an available source of income to realize the deferred tax assets of the Company. The pro forma balance sheet adjustment also reflects a corresponding release of the Company’s valuation allowance of $4.1 million which has been recorded to accumulated deficit.

The release of the valuation allowance has not been reflected as a pro forma statement of operations adjustment as it will not have a continuing impact on the combined results of the Company and Dynasty.

4. Pro Forma Earnings Per Share
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the weighted average number of the Company’s common shares outstanding. The Transaction had no effect on the Company's basic or diluted weighted average common shares outstanding calculations.